Exhibit 10.3
[MoneyGram Letterhead]
February 11, 2008
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Ladies and Gentlemen:
          Reference is hereby made to that certain Purchase Agreement, dated as of February 7, 2008, by and among MoneyGram International, Inc., a Delaware corporation (the “Company”), and the Investors party thereto (the “Purchase Agreement”). All terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
          In connection with the GS Investors entering into the Purchase Agreement and undertaking the obligations therein, and in consideration of the services provided by Goldman, Sachs & Co. (“GS&Co”), an affiliate of the GS Investors, with respect thereto, the Company agrees to pay GS&Co $7,500,000 (the “Arrangement Fee”) immediately following the execution of the Purchase Agreement. All amounts paid to GS&Co pursuant to this letter agreement shall be paid in immediately available funds to the account set forth on Exhibit A attached hereto.
          In the event the Purchase Agreement is terminated pursuant to Section 5.1(b) of the Purchase Agreement as a result of failure of the closing condition in Section 1.2(c)(i) of the Purchase Agreement to be satisfied or pursuant to Section 5.1(c), then the full Arrangement Fee shall be repaid to the Company, as soon as practicable, but in no event more than 48 hours following such termination. In the event the Purchase Agreement is terminated (1) as a result of or arising out of the willful breach of this Agreement by the Company or (2) pursuant to Section 5.1(d) of the Purchase Agreement or Section 5.1(e) of the Purchase Agreement, then no amount of the Arrangement Fee shall be repaid to the Company. In the event the Purchase Agreement is terminated for any other reason, then two-thirds (2/3) of the Arrangement Fee shall be repaid to the Company, as soon as practicable, but in no event more than 48 hours following such termination. For the avoidance of doubt, the provisions of this letter agreement shall not require any repayment of any amounts paid to GS&Co or any of Affiliates thereof prior to the date hereof or of any expenses of GS&Co or any of its Affiliates reimbursed or reimbursable under the Purchase Agreement or otherwise. All amounts paid to the Company pursuant to this letter agreement shall be paid in immediately available funds to the account set forth on Exhibit B attached hereto.
          This letter agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Delaware. This letter agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

MONEYGRAM INTERNATIONAL, INC
By:	/s/ Teresa H. Johnson
	Name:	Teresa H. Johnson
	Title:	Executive Vice President, General Counsel and Secretary

Accepted and agreed as of
the date first written above:

GOLDMAN, SACHS & CO.

By:	/s/ Ed Pallesen

Name: Ed Pallesen
Title: Managing Director